Exhibit 99.1

For Immediate Release

October 9, 2014

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended September 30, 2014, of $856,000, or $0.48 per share of common stock, basic, and $0.47 per common share, diluted, compared to net income of $786,000, or $0.43 per share of common stock, basic, and $0.42 per common share, diluted, for the three months ended September 30, 2013. The Company reported unaudited net income of $2,321,000, or $1.29 per share, basic and diluted, for the nine months ended September 30, 2014, compared to net income of $2,558,000, or $1.37 per share, basic and diluted, for the nine months ended September 30, 2013. Per share information for the three and nine months ended September 30, 2014, is based upon 1,795,252 and 1,795,007 average shares outstanding, respectively, compared to 1,847,069 and 1,864,701 average shares outstanding, respectively, during the same periods in 2013.

The $70,000 increase in net income during the third quarter of 2014, as compared to the same quarter of 2013, reflected an increase of $14,000 in noninterest income and decreases of $94,000 in noninterest expense and $11,000 in income taxes, partially offset by a decrease of $29,000 in net interest income and an increase of $20,000 in the provision for loan losses. The decrease in net interest income during the third quarter of 2014, as compared to the third quarter of 2013, reflected a decrease of $115,000 in interest income partially offset by a decrease of $86,000 in interest expense. For the three months ended September 30, 2014, our net interest margin was 3.61% compared to 3.55% for the three months ended September 30, 2013.

The Company recorded a provision for loan losses of $30,000 for the quarter ended September 30, 2014 compared to a provision of $10,000 for the same quarter in 2013. Noninterest income increased by $14,000 to $1.0 million during the third quarter of 2014 primarily due to an increase of $58,000 in commission income, partially offset by a decrease of $33,000 in gains on the sales of securities. Noninterest expense decreased by $94,000 to $2.5 million, primarily due to decreases of $130,000 in other noninterest expense and $59,000 in data processing and telecommunications expense, partially offset by increases of $49,000 in ATM and bank card expense and $47,000 in professional fees. The decrease in other noninterest expense reflected a one-time charge of $74,000 related to the sale of our former main office building during the third quarter of 2013. The $11,000 decrease in income taxes to $261,000 reflects the lower level of taxable income during the third quarter of 2014.

Net income decreased by $237,000 to $2.3 million during the nine months ended September 30, 2014 as compared to the same period of 2013. The decrease in net income was due to a decrease of $555,000 in noninterest income and increases of $148,000 in noninterest expense and $50,000 in provision for loan losses, partially offset by an increase of $285,000 in net interest income and a decrease of $231,000 in income taxes. The increase in net interest income to $7.9 million during the first nine months of 2014, compared to the same period of 2013, was due to an increase of $33,000 in interest income and a decrease of $252,000 in interest expense. We benefitted from an increase of $209,000 in interest income on mortgage-backed securities as mortgage loan rates increased and prepayment speeds slowed. For the nine months ended September 30, 2014, our net interest margin was 3.61% compared to 3.45% for the nine months ended September 30, 2013. The ratio of interest earning assets to interest bearing liabilities at September 30, 2014 and 2013 was 1.24x and 1.21x, respectively.

The Company recorded a provision for loan losses of $90,000 during the first nine months of 2014, which increased by $50,000 as compared to the first nine months of 2013. The decrease of $555,000 in noninterest income to $3.0 million during this same period was primarily due to a decrease of $560,000 in gains on sales of securities. The increase of $148,000 in noninterest expense to $7.7 million was primarily due to an increase of $259,000 in professional fees, reflecting an increase in non-recurring legal and consulting expenses. This increase in fees was partially offset by decreases of $68,000 in data processing and telecommunications expense and the one-time charge of $74,000 related to the sale of our former main office building in 2013. The decrease of $231,000 in income taxes reflects the lower level of taxable income during 2014.

Total assets at September 30, 2014 were $314.2 million compared to $318.4 million at December 31, 2013. The allowance for loan losses at September 30, 2014 totaled $3.0 million, or 1.6% of total loans. Total deposits at September 30, 2014 decreased to $240.8 million from $251.7 million at December 31, 2013. Total stockholders’ equity increased to $44.7 million at September 30, 2014 from $41.1 million at December 31, 2013. The Company reported a book value per share of $24.57 and a tangible book value per share of $23.07 at September 30, 2014. At this same date, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 12.7%, 18.2%, and 19.5%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered stock holding company, and is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates five branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended September 30, 2014, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.